Exhibit 99

                                   Selected Information
                          Relating to Series 1992-1 Certificates,
                           Series 1992-2 Certificates and Series
                            1992-3 Certificates January 1, 1993
                                 through June 30, 1994
                          ----------------------------------------


                   Series 1992-1,     Series 1992-2,     Series 1992-3,
                    6 7/8% Auto        7 3/8% Auto        5 5/8% Auto
                    Loan Asset         Loan Asset         Loan Asset
                      Backed             Backed             Backed
                    Certificates       Certificates       Certificates
                   --------------     --------------     --------------

Interest Paid      $ 34,375,000.02    $ 25,812,499.98    $ 28,125,000.00

Servicing Fee
  Paid             $  4,999,999.98    $  3,499,999.98    $  4,999,999.98





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